UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

LOJACK CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-08439	04-2664794
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts		02021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 26, 2013, LoJack Corporation (the “Company”) and its subsidiary, LoJack Equipment Ireland Ltd. (together with the Company, “LoJack”), entered into Amendment No. 1 (the “Amendment”) to that certain Agreement for Manufacture, dated November 25, 2010 (the “Agreement for Manufacture”), by and among LoJack and Celestica LLC (“Celestica”). The Agreement for Manufacture relates to LoJack’s contract manufacturing arrangement for the LoJack Unit and certain other LoJack System components.

On May 17, 2013, LoJack had entered into a letter agreement with Celestica providing for the renewal of the Agreement for Manufacture for an additional term of two years commencing on November 25, 2013, and the negotiation by the parties of the amendment of various other provisions of the Agreement for Manufacture for the extended term. Pursuant to the Amendment, the parties, among other things, memorialized the extension of the Agreement for Manufacture for an additional two years (which term may be renewed for additional one-year terms upon the mutual written agreement of the parties at least six months prior to the end of the current term), revised the prices payable by LoJack for the products manufactured by Celestica under the Agreement for Manufacture and the related pricing procedures, updated the list of products covered by the Agreement for Manufacture, and adjusted Celestica’s production capacity for the LoJack products.

The Company expects to file the Amendment as an exhibit to its Annual Report on Form 10-K for the fiscal year ending December 31, 2013, and intends to seek confidential treatment for certain terms and provisions of the Amendment. The foregoing description is qualified in its entirety by reference to the text of the Amendment when filed, and the Agreement for Manufacture previously filed as Exhibit 10.CC to the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION

By:	/s/ José M. Oxholm
José M. Oxholm
Senior Vice President and General Counsel

Date: December 3, 2013